- PRESS RELEASE -

Contact:     Katharina Manok
ROFIN-SINAR
011-49-40-733-63-4256
- or -
734-416-0206

ROFIN-SINAR REPORTS RESULTS FOR THE FIRST QUARTER
OF FISCAL YEAR 2016

•	Quarterly earnings per share increased to $0.23, towards the top end of the guidance range; and would have been above the guidance range at $0.25 excluding non-recurring costs

•	Net sales of $112.5 million were within $0.5 million of the guidance range, and were negatively impacted by the timing of revenue recognition for one order

•	Continued progress in the efficiency and consolidation program expected to lead to a $5 million reduction in operating costs in FY16

•	New 2.5 KW fiber laser module successfully tested; deliveries expected in 2016

Plymouth, MI / Hamburg, Germany, February 4, 2016 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions and components, today announced results for its first fiscal quarter ended December 31, 2015.

FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three months ended

	12/31/15	12/31/14	% Change

Net sales	$112,464	$122,387	-8%
RSTI net income	$6,547	$6,166	+6%
Earnings per share "Diluted" basis*	$0.23	$0.22	+5%

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.5 million and 28.2 million for the fiscal quarters ended December 31, 2015 and 2014, respectively.

“Our results in the first quarter demonstrate that our strategy to drive cost improvements and generate shareholder value continues to gain traction. Earnings per share were at the upper end of our guidance range in the first quarter and would have exceeded guidance without the impact of non-recurring costs, mainly related to the proxy contest. Sales in this seasonally slower quarter were broadly in line with last year excluding the impact of the strong U.S. dollar and were negatively impacted by the timing of revenue recognition for one order,” commented Thomas Merk, CEO and President of ROFIN-SINAR.

“Gross margin was up year over year, despite an unfavorable product mix due to lower revenues from micro and marking applications, as well as services and spare parts. We continue to reduce manufacturing costs for our fast-growing high-power fiber laser products. We also made significant progress towards realizing $5 million of operating cost reductions in fiscal year 2016, through our efficiency and consolidation program commenced in early 2015. Key highlights from the quarter include the merger of two German subsidiaries and better alignment of our workforce and other resources with growth opportunities and market demand. Further actions are being taken to streamline our processes globally and we continue to evaluate additional opportunities to reduce our operating costs.

“Our R&D investments continue to yield important product developments that will support future value creation, including our proprietary filament cutting process with femtosecond lasers and our new 2.5 kilowatt fiber laser module. The successful test of this technology is an important milestone towards its commercial launch later this year and will support continued fast growth of our high-power fiber laser business. We believe ROFIN will be first-to-market with 5 kilowatt lasers that operate with just two modules. Our R&D efforts are also driving cost improvements through improved design and we are targeting a 15% to 20% reduction in the manufacturing cost of high-power fiber lasers in fiscal year 2016.

“We believe we are well positioned as we move into seasonally more active quarters and are encouraged by solid bookings activity in the first weeks of the second quarter. We expect to face a headwind from uncertainty with the Chinese economy, similar to what has been reported by other companies. Order entry in the first quarter was negatively impacted by currency movements ($18 million impact) and de-bookings in anticipation of cancellations by two Chinese customers (approximately $12 million impact). However, our new technology initiatives and more efficient cost structure position us strongly to grow market share, further increase our profit margins and create additional shareholder value in the quarters ahead,” Mr. Merk concluded.

FINANCIAL REVIEW

- First Quarter -
Net sales totaled $112.5 million for the first quarter ended December 31, 2015, an 8% decrease from the first quarter of fiscal year 2015. The strengthening of the U.S. dollar, mainly against the Euro, resulted in a decrease in net sales of $8.5 million in the first quarter. Gross profit totaled $40.4 million, or 36% of net sales, compared to $42.6 million, or 35% of net sales, in the same period of fiscal year 2015. RSTI net income amounted to $6.5 million, or 6% of net sales, compared to $6.2 million, or 5% of net sales, in the comparable quarter of last fiscal year. The diluted per share calculation equaled $0.23 for the quarter based upon 28.5 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.22 based upon 28.2 million weighted-average common shares outstanding for the same period last fiscal year. Excluding the impact of non-recurring costs, which are mainly related to the proxy contest, earnings per share on a diluted basis would have been $0.25 for the first quarter of FY16.

SG&A expenses amounted to $23.0 million, representing 20% of net sales, and decreased by $1.1 million compared to last fiscal year’s first quarter. Net R&D expenses decreased by $1.9 million to $8.7 million (8% of net sales), compared to $10.6 million (9% of net sales) in the first quarter of fiscal year 2015.

Sales of laser products for macro applications decreased by 5% to $45.3 million, or 40% of total sales. Sales of laser products for marking and micro applications decreased by 17% to $47.7 million, or 43% of total sales. Sales of components increased by 14% to $19.5 million, or 17% of total sales.

On a geographical basis, revenues in North America increased by 6%, totaling $28.7 million and decreased by 13% in Asia (6.6% on a constant currency basis), to $34.1 million, and by 12% in Europe (1.5% on a constant currency basis), to $49.7 million.

The following non-GAAP presentation shows the sales and order entry figures for the first quarter of fiscal year 2016 when applying the average exchange rates of the comparable period of fiscal year 2015:

	12/31/15 GAAP	12/31/15 Non-GAAP	12/31/14 GAAP
Sales	$112,464	$120,927	$122,387
Order Entry	$96,854	$114,883	$122,691

- Backlog -
Order entry for the quarter decreased by 21% to $96.9 million compared to the first quarter of fiscal year 2015, resulting in a backlog of $128.7 million as of December 31, 2015, mainly for laser products. The decrease in order entry was the result of adverse currency movements, which had a negative $18 million impact, and de-bookings in anticipation of cancellations by two Chinese customers because of increased economic uncertainty in China, which had a negative impact of approximately $12 million. The book-to-bill ratio for the quarter was 0.86.

- Outlook -
For the second quarter ending March 31, 2016, taking into account the anticipated impact of the average exchange rate, the Company expects sales to grow sequentially from the first quarter and be in the range of $115 million to $121 million and earnings per share to be in the range of $0.20 to $0.26.

For the fiscal year ending September 30, 2016, the Company is updating its sales guidance to reflect existing order entry and economic uncertainty in China. This updated guidance does not reflect any material change in the operating assumptions underlying the Company’s earlier guidance for its fiscal year or its projected net income as a percentage of sales. The Company now expects sales to range between $495 million to $525 million and continues to expect net income profitability at the mid-point of the sales range to be around 8% of net sales.

The Company’s second quarter and full fiscal year 2016 guidance takes into account the estimated unfavorable impact of the average exchange rate resulting mainly from the strengthening of the U.S. dollar. The majority of any such impact primarily affects sales, with net income being affected to a lesser degree due to natural hedging.

Actual results may differ from this forecast, including as a result of higher volatility in exchange rates, and are subject to the safe harbor statement discussed in more detail below.

Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance. The Company has chosen to provide this information to investors to enable them to perform comparisons of order entry and sales results.

About ROFIN

With 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as solid-state, fiber, ultrashort pulse and CO2 lasers, as well as diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany, and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore and China.

ROFIN currently has more than 55,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on the Company's home page: www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern, today, Thursday, February 4, 2016. This call is also being broadcast live over the internet in listen-only mode. The recording will be available on the Company’s home page for approximately 90 days. For the live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Briget Ampudia, Taylor Rafferty, New York at +1-212-889-4350 or Miles Chapman, Taylor Rafferty, London at +44 (0) 207 766 1207.

(Tables to follow)

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	(unaudited)		(unaudited)

	9/30/2015	9/30/2014	9/30/2015

- Macro	$45,268	$47,708	$200,358
- Marking/Micro	47,667	57,606	243,096
- Components	19,529	17,073	76,189
Net Sales	112,464	122,387	519,643

Costs of goods sold	72,053	79,760	323,165

Gross profit	40,411	42,627	196,478

Selling, general and administrative expenses	22,955	24,100	97,405
Intangibles amortization	679	784	3,057
Research and development expenses	8,697	10,616	39,987

Income from operations	8,080	7,127	56,029

Other income (loss)	438	1,280	939

Income before income tax	8,518	8,407	56,968

Income tax expense	2,007	2,237	15,747

Net income	6,511	6,170	41,221

Net income (loss) attributable to
non-controlling interest	(36)	4	(37)

Net income attributable to RSTI	6,547	6,166	41,258

Net income attributable to RSTI per share
* “diluted” basis	$0.23	$0.22	$1.46
** “basic” basis	$0.23	$0.22	$1.47
* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.5 million and 28.2 million for the fiscal quarters ended December 31, 2015 and 2014, respectively, and 28.3 million for the 12 month-period ended September 30, 2015.
** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.3 million and 28.0 million for the fiscal quarters ended December 31, 2015 and 2014, and 28.1 million for the 12 month-period ended September 30, 2015.

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	12/31/2015	9/30/2015
ASSETS

Cash, cash equivalents and short-term investments	$176,974	$175,562
Trade accounts receivable, net	83,686	96,093
Inventories, net	181,211	181,025
Other current assets	39,787	35,896
Total current assets	481,658	488,576
Net property and equipment	89,471	92,573
Other non-current assets	123,296	125,342
Total non-current assets	212,767	217,915

Total assets	$694,425	$706,491

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	6,244	5,226
Accounts payable, trade	17,946	23,443
Other current liabilities	67,198	80,949
Total current liabilities	91,388	109,618
Long-term debt	17,035	18,085
Other non-current liabilities	35,816	36,179
Total liabilities	144,239	163,882

Net stockholders' equity	550,186	542,609

Total liabilities and stockholders' equity	$694,425	$706,491

The Company’s conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act.
Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “future,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “strategy,” “likely,” “may,” “should” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future plans, events or performance, including guidance relating to revenues and earnings per share; expected operating results, such as revenue growth and earnings; expected seasonal impact; current or future volatility in the exchange rates and future economic conditions; anticipated levels of capital expenditures, including for corporate actions such as share buybacks; expectations of our long-term financial prospects, margin and cash flow expansion; and our strategy for growth, product portfolio development, market position, financial results and reserves.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: downturns in the machine tool, automotive, semiconductor, electronics, photovoltaic, and medical device industries which may have, in the future, a material adverse effect on our sales and profitability; the ability of our OEM customers to incorporate our laser products into their systems; the impact of exchange rate fluctuations, which may be significant because a substantial portion of our operations is located in non-US countries; the level of competition and our ability of to compete in the markets for our products; our ability to develop new and enhanced products to meet market demand or to adequately utilize our existing technology; third party infringement of our proprietary technology or third party claims against us for the infringement or misappropriation of proprietary rights; the scope of patent protection that we are able to obtain or maintain; competing technologies that are similar to or that serve the same uses as our technology; our ability to efficiently manage the risks associated with our international operations; risks associated with recent changes in our senior management personnel; any adverse impact to us resulting from the announcement or implementation of any one or more of our cost reduction programs; the worldwide economic environment, including specifically but not limited to in Asia; the distraction to management and costs resulting from an actual or threatened proxy contest; any changes in our board as a result of a proxy contest; and such other factors as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K, as amended, for the year ended September 30, 2015. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.